Exhibit 99.1

Nocera Appoints Yiwen Zhang and Song-Yuan Teng to the

Board of Directors

TAIPEI, TAIWAN / ACCESSWIRE / November 1, 2023 / Nocera, Inc. (NASDAQ:NCRA) (“Nocera” or the “Company”), a fully integrated sustainable seafood company focusing on manufacturing and operating land-based Recirculatory Aquaculture Systems (“RASs”), today announced that on October 27, 2023 the Company elected Yiwen Zhang and Song-Yuan Teng to the Board of Directors. Mr. Zhang has been appointed to serve on the Audit Committee of the Board and the Nominating and Corporate Governance Committee of the Board, as well as Chairman of the Audit Committee of the Board. Both Mr. Zhang and Mr.Teng meet the applicable standards for an independent director under the rules of The NASDAQ Stock Market LLC and Rule 10A-3 under the Securities Exchange Act of 1934.

With a broad range of experience spanning multiple industries and within a variety of organizations, Mr. Zhang brings substantial knowledge in financial reporting, budget planning, internal controls, audits, financial system management and compliance.

Mr. Teng, having held various roles within multiple consulting and banking firms, brings a depth of experience in strategic planning and direction, organizational growth and development paired with a strong breadth of knowledge on maximizing a company’s shareholder value.

“We are very pleased to welcome both Mr. Zhang and Mr. Teng as Independent Directors of the Board. Both have proven track records and impeccable expertise that will bring added knowledge, value and support to our team. We’re looking forward to their guidance and know-how to help drive the company’s overall growth,” stated Andy Jin, CEO of Nocera, Inc.

About Nocera, Inc.

Nocera (NASDAQ: NCRA) is a fully integrated sustainable seafood company that provides land-based recirculation aquaculture systems for both fresh and saltwater fish and invests in fish farms by building high-tech RASs. The Company’s main business operation consists of the design, development, and production of large-scale RASs fish tank systems, (aquaculture) for fish farms along with expert consulting, technology transfer, and aquaculture project management services to new and existing aquaculture facilities and operators. For more information, please visit the company’s website at www.nocera.company.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will” and similar expressions as they relate to Nocera are intended to identify such forward-looking statements. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the Company’s control. Actual events or results may differ materially from those described in this press release due to any of these factors. Nocera is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Hanover Int’l

Jh@hanoverintlinc.com